EXHIBIT 99.1

SUPERVALU Commences Tender Offer for up to $300 million of its 8.000% Senior Notes Due May 1, 2016

MINNEAPOLIS—(BUSINESS WIRE)—May 2, 2013—SUPERVALU  INC. (NYSE: SVU) (“SUPERVALU”) today announced the commencement of a modified “Dutch Auction” tender offer (the “Offer”) for a portion of its outstanding 8.000% Senior Notes due 2016 (the “Notes”), in accordance with the terms and subject to the conditions set forth in the Offer to Purchase, dated May 2, 2013, and the accompanying Letter of Transmittal (together, the “Offer Documents”).  A summary of the Offer is outlined below.

Notes	CUSIP/ISIN Number	Principal Amount Outstanding (in millions)(1)	Early Tender Premium(2)	Total Consideration (Accepted Bid Price Range) (2)(3)(4)
8.000% Senior Notes due May 1, 2016	868536 AT0; US868536AT00	$1,000	$30.00	$1,090 to $1,130

(1)         Aggregate principal amount outstanding as of May 2, 2013.

(2)         Per $1,000 principal amount of Notes tendered at or prior to the Early Tender Time.

(3)         Includes the Early Tender Premium.

(4)         Plus accrued but unpaid interest from the last interest payment date to, but not including, the applicable Settlement Date.

SUPERVALU is offering to purchase for cash, up to $300,000,000 (the “Tender Cap”) aggregate principal amount of the Notes, in accordance with the modified “Dutch Auction” procedures described below.  As of May 2, 2013, $1,000,000,000 aggregate principal amount of Notes was outstanding.

The Offer is conditioned upon, among other things, the issuance by SUPERVALU of a minimum aggregate principal amount of $300,000,000 of unsecured debt securities of SUPERVALU (the “New Notes Offering”), on terms and conditions reasonably satisfactory to SUPERVALU (and in compliance with the covenants and other provisions governing SUPERVALU’s existing indebtedness) on or prior to the Early Settlement Date (as defined below), if SUPERVALU chooses to exercise our Early Settlement Right (as defined below), or the Expiration Time (as defined below), if SUPERVALU chooses not to exercise our Early Settlement Right.

The Offer commenced today and will expire at 12:00 midnight, New York City time, at the end of May 30, 2013, unless extended or earlier terminated by SUPERVALU in its sole discretion (such time, as the same may be extended or earlier terminated, the “Expiration Time”).  Holders of Notes that validly tender (and do not validly withdraw) their Notes at or before 12:00 midnight, New York City time, at the end of May 15, 2013, unless extended or earlier terminated by SUPERVALU in its sole discretion (such time, as the same may be extended, the “Early Tender Time”), will be eligible to receive the Total Consideration for their Notes.

The “Total Consideration” for each $1,000 principal amount of Notes validly tendered (and not validly withdrawn) pursuant to the Offer at or prior to the Early Tender Time and which are accepted for purchase by SUPERVALU pursuant to the Offer will be equal to the Clearing Price (as defined below).  The Total Consideration is deemed to include an “Early Tender Premium”

equal to $30 for each $1,000 principal amount of Notes validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the Offer.  The “Tender Offer Consideration” for each $1,000 principal amount of Notes validly tendered pursuant to the Offer after the Early Tender Time and at or prior to the Expiration Time and accepted for purchase pursuant to the Offer will be equal to the Total Consideration minus the Early Tender Premium.  Notes tendered may be validly withdrawn at any time at or prior to 12:00 midnight, New York City time, at the end of May 15, 2013, unless extended by SUPERVALU (such date and time, as the same may be extended, the “Withdrawal Deadline”), but not thereafter. In addition to the Total Consideration or the Tender Offer Consideration, as applicable, holders who validly tender (and do not validly withdraw) Notes that are accepted for purchase by SUPERVALU pursuant to the Offer will also receive a cash payment representing the accrued and unpaid interest on such Notes from the last interest payment date to, but not including, the applicable Settlement Date (as defined below) for such Notes.

The Offer is being conducted, and the Clearing Price will be determined, pursuant to a modified “Dutch Auction” until the Early Tender Time.  This means that holders who elect to participate in the Offer at or prior to the Early Tender Time must specify the minimum Total Consideration they would be willing to receive in exchange for each $1,000 principal amount of Notes they choose to tender in the Offer.  The price that holders specify for each $1,000 principal amount of Notes must be expressed in increments of $2.50, and may not be less than $1,090 (the “Minimum Price”) nor greater than $1,130 (the “Maximum Price”).  Holders who tender Notes at or prior to the Early Tender Time without specifying a price will be deemed to have specified a price equal to the Minimum Price with respect to their Notes tendered and to accept the Clearing Price determined by SUPERVALU in accordance with the terms of the Offer to Purchase.  Any bid price specified by a tendering holder with respect to Notes validly tendered after the Early Tender Time and at or prior to the Expiration Time shall be disregarded and not used for purposes of calculating the Clearing Price, and holders who so tender shall be deemed to have tendered with a bid price equal to the Tender Offer Consideration (regardless of the bid price set forth in the applicable Letter of Transmittal) and shall be eligible to receive only the Tender Offer Consideration (and will not be eligible to receive the Early Tender Premium) pursuant to the Offer, subject to proration as described below.

SUPERVALU reserves the right, but is not obligated, to elect to accept Notes validly tendered (and not validly withdrawn) at or prior to the Early Tender Time in an aggregate principal amount up to the Tender Cap (our “Early Settlement Right”), provided that all conditions to the Offer have been satisfied or waived by SUPERVALU, on any date following the Early Tender Time and at or prior to the Expiration Time.  Notes so accepted may be settled on the date of SUPERVALU’s early acceptance or promptly thereafter prior to the Expiration Time (the “Early Settlement Date”).  The “Final Settlement Date” with respect to the Offer will be the date that SUPERVALU settles all Notes accepted for purchase pursuant to the Offer and not previously settled on the Early Settlement Date, if any.  Each of the Early Settlement Date and the Final Settlement Date are referred to as a “Settlement Date.”  No tenders of Notes submitted after the Expiration Time will be valid or accepted.

SUPERVALU, if it accepts Notes for purchase in the Offer, will accept Notes validly tendered (and not validly withdrawn) at or prior to the Early Tender Time in order of lowest to highest bid prices specified by tendering holders (in increments of $2.50), and will select the lowest single bid price (the “Clearing Price”) for all tenders of Notes at or prior to the Early Tender Time such that, for all tenders of Notes at or prior to the Early Tender Time whose bid price is equal to or less than such Clearing Price, SUPERVALU will be able to accept for purchase an aggregate principal amount of Notes up to the Tender Cap (or, if the aggregate principal amount of all Notes validly tendered (and not validly withdrawn) at or prior to the Early Tender Time is less than the Tender Cap, the Clearing Price will be the highest bid price with respect to any Notes validly tendered (and not validly withdrawn) at or prior to the Early Tender Time).  All bid prices at which Notes are validly tendered (and not validly withdrawn) at or prior to the Early Tender Time will be used for the purpose of determining the Clearing Price and proration as described below.  SUPERVALU will pay the same Total Consideration (less the Early Tender Premium for any Notes tendered after the Early Tender Time and at or prior to the Expiration Time) for all Notes validly tendered (and not validly withdrawn) at or below the Clearing Price and accepted for purchase, upon the terms and subject to the conditions of the Offer, taking into account prorationing as described below.

If the aggregate principal amount of Notes validly tendered (and not validly withdrawn) at or prior to the Early Tender Time at or below the Clearing Price exceeds the Tender Cap, then the Offer will be oversubscribed at the Early Tender Time and, subject to the terms and conditions of the Offer, SUPERVALU will accept for purchase, first, Notes validly tendered (and not validly withdrawn) with a bid price less than the Clearing Price and second, Notes validly tendered (and not validly withdrawn) with a bid price equal to the Clearing Price on a prorated basis, according to the principal amount of such Notes, such that SUPERVALU purchases an aggregate principal amount of Notes equal to the Tender Cap.  All Notes not accepted as a result of prorationing and all Notes tendered at prices in excess of the Clearing Price will be rejected from the Offer and will be returned to tendering holders at SUPERVALU’s expense promptly following the earlier of the Expiration Date or the date on which the Offer is terminated.

If the Offer is not oversubscribed at the Early Tender Time and the purchase of all Notes validly tendered after the Early Tender Time and at or prior to the Expiration Time with a deemed bid price equal to the Tender Offer Consideration (when combined with all Notes validly tendered (and not validly withdrawn) at or prior to the Early Tender Time) would cause SUPERVALU to accept for purchase an aggregate principal amount of Notes in excess of the Tender Cap, then the Offer will be oversubscribed at the Expiration Time and, subject to the terms and conditions of the Offer, SUPERVALU will accept for purchase, first, on the Early Acceptance Date (or, if there is no Early Acceptance Date, promptly after the Expiration Time), all Notes validly tendered (and not validly withdrawn) at or prior to the Early Tender Time, and, second, promptly after the Expiration Time, all Notes validly tendered after the Early Tender Time and at or prior to the Expiration Time on a prorated basis, according to the principal amount of such Notes, such that SUPERVALU purchases the maximum aggregate principal amount of Notes that does not exceed the Tender Cap.

The Offer is conditioned on the satisfaction of certain conditions, including the completion of the New Notes Offering, which are set forth in the Offer to Purchase. Notwithstanding any other provision of the Offer, SUPERVALU will not be required to accept any Notes for purchase and SUPERVALU may terminate, extend and/or amend the Offer in its sole discretion.  Additionally, SUPERVALU may postpone the acceptance of Notes tendered if, on or prior to the Early Tender

Time or the Expiration Time, as the case may be, any of the conditions to the Offer, including the completion of the New Notes Offering, have not been satisfied or waived by SUPERVALU.

Goldman, Sachs & Co. is serving as Dealer Manager in connection with the Offer.  Global Bondholder Services Corporation is serving as Tender Agent and Information Agent in connection with the Offer.  Persons with questions regarding the Offer should contact Goldman, Sachs & Co. at 800-828-3182 (toll free) or 212-357-0215 (collect).  Requests for copies of the Offer to Purchase or related Letter of Transmittal may be directed to Global Bondholder Services Corporation at 866-873-6300 (toll free) or 212-430-3774 (collect).

This press release is for informational purposes only and does not constitute an offer to purchase, the solicitation of an offer to purchase or a solicitation of tenders. The information in this press release is subject in all respects to the terms and conditions set forth in the Offer Documents.  The Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. No recommendation is made as to whether or not holders of Notes should tender their Notes pursuant to the Offer. The Offer is being made solely pursuant to the Offer Documents, which more fully set forth and govern the terms and conditions of the Offer. The Offer Documents contain important information and should be read carefully before any decision is made with respect to the Offer.

Forward-looking Statements

This release contains certain “forward-looking statements” (as such term is defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) relating to future events of SUPERVALU. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions.

About SUPERVALU INC.

SUPERVALU INC. is one of the largest grocery wholesalers and retailers in the U.S. with annual sales of approximately $17 billion. SUPERVALU serves customers across the United States through a network of approximately 3,420 stores, composed of 1,900 independent stores serviced primarily by the Company’s food distribution business; 1,331 Save-A-Lot stores, of which 950 are operated by licensee owners; and 191 traditional retail grocery stores. Headquartered in Minnesota, SUPERVALU has approximately 35,000 employees. For more information about SUPERVALU visit www.supervalu.com.

Investor Contact

Steve Bloomquist

952-828-4144

steve.j.bloomquist@supervalu.com